The Gabelli Equity Trust Inc.


Because the electronic format for filing Form NSAR does not provide adequate space for responding to Item 87 correctly, the correct answer is as follows:

A) COMMON STOCK                                      362397101  GAB
B) 7.200% TAX ADVANTAGED SERIES B PREFERRED STOCK    362397408  GABPRB
C) 5.875% SERIES D PREFERRED STOCK                   362397705  GABPRD
D) 6.200% SERIES F PREFERRED STOCK                   362397804  GABPF